Exhibit 5.1

October 19, 2026

Eva Live Inc.

8488 Rozita Lee Ave Building 3

Las Vegas, NV 89113

Re:	Eva Live Inc. – Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Eva Live Inc., a Nevada corporation (the “Company”), in connection with the offer and sale by the Company of up to 5,275,000 shares (the “Shares”) of its common stock, par value $0.0001 per share (the “Common Stock”), consisting of (i) up to 5,000,000 shares of Common Stock (the “Put Shares”) issuable by the Company to Hudson Global Ventures, LLC (the “Investor”) pursuant to that certain Equity Purchase Agreement, dated as of September 17, 2026, by and between the Company and the Investor (the “Purchase Agreement”), and (ii) 275,000 shares of Common Stock issuable by the Company pursuant to a warrant issued to the Investor in connection with the Purchase Agreement (the “Warrant” and such shares underlying the Warrant, the “Warrant Shares”).

The Shares will be offered and sold pursuant to the prospectus supplement, dated October 19, 2026 (the “Prospectus Supplement”), supplementing the prospectus (the “Base Prospectus”) that forms part of the Company’s shelf registration statement on Form S-3, as amended (File No. 333-294416) (the “Registration Statement”). As used in this opinion letter, the term “Prospectus” means the Prospectus Supplement and the Base Prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The Purchase Agreement and the Warrant were filed with the Securities and Exchange Commission (the “Commission”) as Exhibits 10.1 and 4.1 to the Company’s Current Report on Form 8-K, dated September 23, 2026.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

1185 AVENUE OF THE AMERICAS | 26TH FLOOR | NEW YORK, NY | 10036

T (212) 930-9700 | F (212) 930-9725 | WWW.SRFC.LAW

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares have been duly authorized for issuance and, when issued in accordance with the terms and conditions of the Purchase Agreement, and, as it relates to the Warrant Shares, in accordance with the terms and conditions of the Warrant, will be validly issued, fully paid and nonassessable.

In rendering the foregoing opinion, we have assumed that: (i) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, the Prospectus, the Purchase Agreement, and, as it relates to the Warrant Shares, the Warrant; and (ii) the Shares will be issued in compliance with applicable federal and state securities laws.

The opinions we express herein are limited to matters involving the Nevada Revised Statutes.

This opinion has been prepared solely for use in connection with the filing of the Prospectus Supplement on the date of this letter and may be relied upon for no other purpose without our prior written consent.

We hereby consent to the filing of this letter with the Commission as an exhibit to the Current Report on Form 8-K to be filed by the Company in connection with the issuance and sale of the Shares in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the reference to our firm therein and in the Prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that this firm is within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission under such Section.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP

Sichenzia Ross Ference Carmel LLP